EXHIBIT 21.1
SUBSIDIARIES OF MICRUS ENDOVASCULAR CORPORATION

Name	Jurisdiction of Registration
Micrus Endovascular SA Micrus Endovascular UK Ltd. Micrus Design Technology, Inc.	Switzerland United Kingdom Florida, USA